Consent of Expert Robert F. Pfannenstiel

I consent to the use of conclusions contained in and derived from of my geology reports regarding the following geological plays and the dates of those reports, as follows:

Play 2 (Longview), May 2019

Play 3 (Bad Creek STACK), August 2019

Play 4 (Bad Creek Booch, September 2019

Play 5 (Bartlesville Oil), October 2019

Play 6 (Patriot), June 2019

all prepared for Inland Operating Company (assigned to Inland Mid-Continent Corporation) as used in the Form 1-A of Inland Mid-Continent Corporation.

s//:Robert F Pfannenstiel

Robert F. Pfannenstiel

Consulting Geologist

Tulsa, Oklahoma

Date March 8th, 2022